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                                                                    Exhibit 99.2

                     CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT

         This Convertible Note Subscription Agreement ("Agreement") is made effective the 30th day of June, 2000, between SAZTEC INTERNATIONAL, INC. ("Saztec"), a California corporation, and MAIDA VALE LIMITED ("Maida Vale").

                                    Recitals

         A. This Agreement pertains to the Convertible Promissory Note attached hereto as Schedule A that is being issued by Saztec and purchased by Maida Vale ("Debenture").

         B. In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, state and agree as provided below.

                                   Agreements

         1. Subscription. Maida Vale agrees to tender to Saztec, within three
(3) business days of the date of this Agreement, $500,000, in cash or other form of immediately available funds, as consideration for its purchase of the Debenture. Saztec will issue to Maida Vale the Debenture substantially in the form of Schedule A within three (3) business days following its receipt of the above purchase funds.

         2. Acceptance. Saztec accepts the subscription of Maida Vale to purchase the Debenture. Saztec agrees to tender the Debenture to Maida Vale on its receipt of the purchase funds, subject to the conditions provided in section 1 above.

         3. Consideration. The consideration for the Debenture is one hundred
(100) percent of its face amount or $500,000.

         4. Purchaser's Warranties. Maida Vale warrants and represents the following:

         A. Necessary Information. Maida Vale has received all of the information it considers necessary or appropriate for deciding whether to execute this Agreement and subscribe for the purchase of the Debenture. It has had the opportunity to ask questions and receive answers from Saztec regarding the terms of the Debenture and Saztec's business, properties, prospects, and financial condition. Saztec has made available to it all documents and information it has requested.

         B. Experienced Investor. Maida Vale is experienced in evaluating and investing in securities of companies, and acknowledges it is able to fend for itself and to bear the economic risk of the investment. It has such knowledge


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and experience in financial and business matters that it is capable of evaluating the merits and risks of a subscription for the purchase of the Debenture. In making such evaluation, it has relied only on its own analysis of the merits and risks of the investment, and on the information and documents Saztec has provided pursuant to any requests it may have made.

         C. Accredited Investor. Maida Vale is an "accredited investor" as defined in Regulation D of the Securities and Exchange Commission Rules.

         D. Investment Purposes. Maida Vale is subscribing for the purchase of the Debenture for its own account for investment purposes, and not with a view to distribution or resale. It has no present intention of selling, granting any participation in, or otherwise distributing the Debenture.

         E. Restricted Securities. Maida Vale understands and acknowledges that the Debenture (and any Saztec common stock issued on conversion of the Debenture) constitutes "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933. Accordingly, it acknowledges that the Debenture (and any Saztec common stock issued on conversion of the Debenture) may not be sold, transferred, or otherwise disposed of in the public market without registration under the Securities Act of 1933 and applicable state securities laws, or an exemption therefrom, unless restrictions under said Rule 144 have expired.

         F. Execution Authority. The person executing this Agreement on Maida Vale's behalf has been duly authorized by it to execute and deliver this Agreement to Saztec on its behalf, and to bind it to the terms of this Agreement.

         5. Notice. In the event that any notice is to be given to any party under this Agreement, it will be given by certified mail, return receipt requested, and addressed to the party as follows:

            To Saztec:      Saztec International, Inc.
                            c/o Christopher Parker, President and CEO
                            43 Manning Road
                            Billerica, MA 01821

            Copy to:        Thomas J. Sawyer, Esq.
                            The Jefferson Law Firm, PLC
                            6862 Elm Street, Seventh Floor
                            McLean, VA 22101

            To Maida Vale:  Maida Vale (BVI) Limited
                            c/o Insinger Trust (Jersey) Limited
                            PO Box 546
                            28-30 The Parade
                            St. Helier
                            Jersey, JE4 8XY


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         If any party should subsequently move or change its address, the new address will become the effective address for the purpose of providing notice under this section 5 on receipt of notification of the new or changed address by the other party.

         6. Choice of Law. This Agreement including, but not limited to, its interpretation, performance, or breach, will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving any force or effect to the provisions of any conflict of law rule thereof.

         7. Revocation and Modification. This Agreement, or any provision hereof, may not be revoked or modified unless agreed to in writing by each of the parties.

         8. Waiver. No waiver of a breach or default of this Agreement will be deemed a waiver of any subsequent breach or default.

         9. Severability. In the event that for any reason a section or provision of this Agreement should be held invalid or otherwise unenforceable, it is agreed that the same will not affect any other section or provision of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect.

         10. Binding Agreement. This Agreement will be binding on, and inure to the benefit of, the parties hereto, their successors, heirs, personal representatives, and permitted assigns.

         11. Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement between Saztec and Maida Vale relating to the subject matter hereof, and supersedes all prior agreements and understandings relating to said subject matter.

                                       SAZTEC:

                                       SAZTEC INTERNATIONAL, INC.

                                       By: /s/ Christopher Parker
                                           -------------------------------------
                                           Christopher Parker, President and CEO

                                       MAIDA VALE:

                                       MAIDA VALE  LIMITED

                                       By: /s/ Derard Limited
                                           -------------------------------------
                                       Its: Director

                                       By: /s/ Barbara Richardson
                                           -------------------------------------
                                       Name: Barbara Richardson
                                       Its: Director


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